UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     May 14, 2012

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) On May 14, 2012, Jack in the Box Inc. (the “Company”) announced that Leonard A. Comma, 42, was promoted to President and Chief Operating Officer, effective May 14, 2012.  Linda A. Lang, who had previously served as President of the Company, will continue to serve as Chief Executive Officer and Chairman of the Board of Directors.

Mr. Comma joined Jack in the Box Inc. in 2001 as Director of Convenience Store & Fuel Operations for the Company’s proprietary chain of Quick Stuff convenience stores, which was sold in 2009. In 2004 he was promoted to Division Vice President of Quick Stuff Operations, and in 2006 he was promoted to Regional Vice President of Quick Stuff and the Company’s Southern California region. In 2007 Mr. Comma was promoted to Vice President of Operations, Division II, for Jack in the Box Inc. He was promoted to Senior Vice President and Chief Operating Officer in February 2010, and in November of that year he was promoted to Executive Vice President and Chief Operating Officer.

As a result of Mr. Comma’s promotion, his annual base salary is increased to $550,000. Mr. Comma's other compensation, benefits and agreements with the Company were not changed or amended in connection with his promotion, except that his fiscal year 2013 annual cash incentive compensation target will increase when targets are set by the Compensation Committee, anticipated at the Committee’s November 2012 meeting.

A copy of the press release announcing Mr. Comma’s promotion is attached as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits.

Exhibit
No.	Description

99.1	Press Release of Jack in the Box Inc. dated May 14, 2012: Jack in the Box Inc. Promotes Leonard Comma to President and Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ Jerry P. Rebel
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: May 14, 2012